Exhibit 10(c)
                                   SUPPLEMENT
                                       TO
                       UNIFORM MEMBER MARKETING AGREEMENT


                  THIS SUPPLEMENT, made effective as of the 1st day of August, 1966, is by and between United Sugars Corporation, a cooperative marketing association organized under the laws of the State of Minnesota (hereinafter referred to as "Marketing Agent") and Minn-Dak Farmers Cooperative, a cooperative association organized under the laws of the State of Minnesota (hereinafter referred to as "Processor").

                  WHEREAS, Marketing Agent and Processor have entered into a Uniform Member Marketing Agreement dated as of January 1, 1994 (the "Agreement"); and

                  WHEREAS, Marketing Agent and Processor desire to clarify and supplement the Agreement by amending certain provisions set forth therein.

                  NOW, THEREFORE, the parties agree as follows:

                  1. Section 3 of the Agreement provides that distributions of net proceeds to Processor and other participants in the pool shall be adjusted by Marketing Agent periodically as production figures are determined. The Agreement further provides that the adjustment is to include an interest charge to any participant in the pool who has received an excess distribution based upon preliminary estimates. Notwithstanding the provisions of Section 3 of the Agreement, from and after January 1, 1994, such interest charge shall be based on the average of (i) the monthly Commodity Credit Corporation loan rate for the period in question and (ii) the rate charged by the St. Paul Bank to American Crystal Sugar Company for thirty (30) day seasonal fixed rate financing for the period in question.

                  2. It is understood that Marketing Agent has assumed all marketing responsibilities of Processor. This includes and has always been intended to include the purchase of sugar from third parties and the sale of that purchased sugar to facilitate the marketing objectives of the Processor. It is further understood that such purchases by Marketing Agent are in furtherance of its responsibilities as Marketing Agent for Processor. As such, the parties desire to specifically confirm this responsibility by adding a new paragraph to
Section 1 of the Agreement to read as follows:

                           It is understood and agreed that Marketing Agent may
                  from time to time procure certain Products from third parties in order to meet the requirements of sales contracts or as otherwise determined to be in the best interest of Processor and the other member processors of Marketing Agent. Processor and Marketing Agent agree that Marketing Agent shall act as an agent for Processor in connection with such purchases of Products and that the costs of acquiring such Products and revenues received from the sale of such Products shall be allocated to Processor and other member processors of Marketing Agent on the same basis as allocations from the pool for which the Products were purchased.

                  3. Except as otherwise specifically provided in Paragraph 1 of this Supplement, the terms and conditions of the Agreement shall remain in effect as provided therein. Paragraph 2 of this Supplement is only intended to clarify the original intent of the parties with respect to the Agreement as in effect on January 1, 1994.


                  IN WITNESS WHEREOF, the parties have executed this Supplement effective as of the day and year first above written.


UNITED SUGARS CORPORATION             MINN-DAK FARMERS COOPERATIVE


BY       ROBERT B. ATWOOD             BY       LARRY D. STEWARD
ITS PRESIDENT                         ITS PRESIDENT/CEO